UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Commission File No.: 0-28887

Date of Report: November 4, 2016

WESTPORT ENERGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3328734
(State of other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

100 Overlook Center, 2nd Floor	08540
(Address of principal executive offices)	(Zip Code)

(609) 498-7029

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (18 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (18 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (18 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (18 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information required in Item 1.01 above is hereby incorporated by reference from Item 2.04

Item 1.02	Termination of a Material Agreement

The information required in Item 1.01 above is hereby incorporated by reference from Item 2.04

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Transaction

On September 17, 2016, as reported in a Current Report on Form 8-K filed by Westport Energy Holdings, Inc. (the “Company”) on September 21, 2016, we received a notice from each of the holders of our Senior Secured Convertible Debentures that certain events of default had occurred under the Senior Secured Convertible Debentures and the associated security documents (the “Debentures”).

The holders indicated that the defaults occurred under (i) Section 2 (a) (i) of the Debentures, which provides that an event of default occurs when, among other things, we fail to pay to the holders of the Debentures any amount of principal, interest or other amounts when and as due under the Debentures and the associated security documents and (ii) Section 2 (a) (iii) of the Debentures, which provides, in relevant part, that events of default occur under the respective Debentures when we default in any of our obligations under any other debentures and such default results in such indebtedness becoming or being declared payable. Under the terms of the Debentures, we have an obligation to redeem the Debentures upon such default.

As of November 4, 2016, there was an aggregate total of approximately $34,583,478 million in unpaid principal under the Debentures, plus accrued and unpaid interest and related expenses, all of which are now due and payable under the Debentures. We do not have the resources to pay that amount.

As of November 4, 2016 the Company and its subsidiaries entered into a Strict Foreclosure Agreement with the holders of our Debentures, as well as Coos Bay Energy LLC, as nominee of the Debenture holders. Under the Strict Foreclosure Agreement, the holders have foreclosed upon all of our interests in our coalbed methane exploration and development project in Coos Bay, Oregon (the “Coos Bay Project”) through foreclosure upon our interests in our subsidiary, Westport Energy Acquisition, Inc. (which owns 100% of the outstanding membership interests in its direct subsidiary, Westport Energy LLC, which, in turn, holds our leasehold interests in the Coos Bay Project and all assets related to the Coos Bay Project, including, without limitation all field equipment and miscellaneous seismic and geological data and files related to the Coos Bay Project). In consideration of the transfers evidenced by the Strict Foreclosure Agreement, all of our obligations under the Debentures, and all security interests held by the Debenture holders pursuant to the security documents, have been terminated, satisfied and extinguished.

A full description of the foreclosure transaction is contained within the Strict Foreclosure Agreement, which is filed as an exhibit to this Current Report, and is incorporated herein by reference.

We believe that the foreclosure transaction is in the best interest of the Company as we have extinguished over $34 million of senior secured indebtedness (which represents all of the Company’s debt), while we have been able to avoid, in the short-term, an otherwise likely bankruptcy filing. Furthermore, the foreclosure process extricates us from significant additional funding that would have been required to advance the Coos Bay Project.

Following the foreclosure process, we have terminated all of our personnel, except our chief executive officer, and ceased all operations in connection with the Coos Bay Project as we will now assess whether we will be in a position to attempt to identify business opportunities and financing that may be suitable for the Company. However, our lack of any cash assets at this time will only enable us to remain as an inactive company for an extremely short period of time. There can be no assurances that we will be able to identify a suitable business opportunity or the financing necessary to complete a transaction, or that any business we may acquire will generate profits or increase the value of the Company. If we are unable to execute on this business plan within the very near term, we may be forced to liquidate. Further, given our current lack of any cash assets, we have been forced to suspend all public reporting with the SEC and will most likely not resume reporting unless we identify an appropriate business opportunity and financing, as discussed above.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Strict Foreclosure Agreement dated November 4, 2016 among Westport Energy LLC, Westport Energy Acquisition Inc., Westport Energy Holdings Inc., Coos Bay Energy LLC, YA Global Investments, L.P., Queensbury Inc. and Mountainville Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 4, 2016	WESTPORT ENERGY HOLDINGS INC.

	By:	/s/ Stephen J. Schoepfer
Stephen J. Schoepfer, Chief Executive Officer